Filed Pursuant to Rule 433

Registration No. 333-232144

Fact Sheet | February 10, 2020 Issuer: Tenor: Reference Assets: Barclays Bank PLC Approximately 5 years The Dow Jones Industrial Average (Bloomberg ticker: “INDU <Index>”) and the Russell 2000® Index (Bloomberg ticker: “RTY <Index>”) (each, a "Reference Asset”) [1.05-1.10] 20.00% 80.00% of its Initial Value 06747P5V7 / US06747P5V72 For each Reference Asset, its Closing Value on the Initial Valuation Date For each Reference Asset, its Closing Value on the Final Valuation Date February 25, 2020 February 28, 2020 February 25, 2025 Hypothetical Payment at Maturityƚ Upside Leverage Factor: Buffer Percentage: Buffer Value: CUSIP / ISIN: Initial Value: Final Value: Initial Valuation Date: Issue Date: Final Valuation Date: February 28, 2025 Maturity Date: Selected Structure Definition Payment at Maturity: If you hold the notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount of notes equal to:  If the Final Value of the Least Performing Reference Asset is greater than or equal to its Initial Value, an amount calculated as follows: $1,000 + ($1,000 x Reference Asset Return of Least Performing Reference Asset x Upside Leverage Factor) If the Final Value of the Least Performing Reference Asset is less than i ts Ini ti al Value, b ut greater than or equal to its Buffer Value, an  amount calculated as follows: $1,000 + [$1,000 x Reference Asset Return of Least Performing Reference Asset x ‐1] If the Final Value of the Least Performing Reference Asset is less than ‐15.00%, an amount calculated as follows: $1,000 + [$1,000 x (Reference Asset Return of Least Performing Reference Asset + Buffer Percentage)]  If the Final Value of the Least Performing Reference Asset is less than its Buffer Value, you will lose 1.00% of the principal amount for every 1 .00% that the Reference Asset Return o f the Least Performing Reference Asset falls below ‐20.00%. Y o u m a y l o s e u p t o80.00% of your principal at maturity. All terms that are not defined in thi s fact sheet shall have the meani ngs set forth in the accompanyi ng prel iminary pricing supplement dated February 3, 2020 (the “Pricing Supplement”). All terms set forth or defined herein, including all prices, levels, values and dates, are subject to adjustment as described in the accompanying Pricing Supplement. In the event that any of the terms set forth or defined in this fact sheet conflict with the terms as described in the accompanying Pricing Supplement, the terms described in the accompanying Pricing Supplement shall control. The notes are not suitable for all investors. You should read carefully the accompanying Pricing Supplement (together with all documents incorporated by reference therein) for more information on the risks associated with investing in the notes. Any payment on the notes, including any Payment at Maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and the exercise of any U.K. Bail‐in Power, as ƚ Assuming that the Upside Leverage Factor will be set at 1.05 further described in the accompanying Pricing Supplement. Least Peforming Reference Asset Return Payment at Maturityƚ Total Return on Notesƚ 60.00% $1,630.00 63.00% 40.00% $1,420.00 6 42.00% 30.00% $1,315.00 31.50% 20.00% $1,210.00 21.00% 10.00% $1,105.00 10.50% 0.00% $1,000.00 0.00% ‐10.00% $1,100.00 10.00% ‐20.00% $ $1,200.00 20.00% ‐25.00% $950.00 ‐5.00% ‐30.00% $900.00 ‐10.00% ‐40.00% $800.00 ‐20.00% ‐60.00% $600.00 ‐40.00% ‐80.00% $400.00 ‐60.00% Dual Directional Notes

Fact Sheet | February 10, 2020 Summary Characteristics of the Notes Summary Risk Considerations   Commissions—Barclays Capital Inc. will receive commissions from the Issuer of up to 4.125% of the principal amount of the notes, or up to $41.25 per $1,000 principal amount. Please see the accompanying Pricing Supplement for additional information about selling concessions, commissions and fees. Estimated Value Lower Than Issue Price—Our estimated value of the notes on Credit of Issuer—The notes are senior unsecured debt obligations of the Issuer and are not, either directly or indirectly, an obligation of any third party. In the event the Issuer were to default on its obligations, you may not receive any amounts owed to you, including any Payment at Maturity, under the terms of the notes. U.K. Bail‐In Power—Each holder of notes acknowledges, accepts, agrees to be   the Initial Valuation Date is expected to be between $900.00 and $931.80 per note. Please see “Additional Information Regarding Our Estimated Value Of The Notes” in the accompanying Pricing Supplement for more information. Potential for Significant Loss—The terms of the notes provide only for a partial bound by, and consents to the exercise of, any U.K. Bail‐in Power by the relevant U.K. resolution authority, which may be exercised so as to result in you losing all or a part of the value of your investment in the notes or receiving a different security from the notes that is worth significantly less than the notes. Please see “Consent to U.K. Bail‐In Power” in the accompanying Pricing Supplement for more information. Historical Performance—The historical performance of the Reference Assets is not  return of pri nci pal, and you are not guaranteed any return of p rincipal. If the Final Value of the Least Performing Reference Asset is less than its Buffer Value, you will lose 1.00% of the principal amount of your notes for every 1.00% that the Reference Asset Return of the Least Performing Reference Asset falls below its Barrier Value. You may lose up to 80.00% of the principal amount of your notes. Payment at Maturity Is Based Solely on the Closing Value of Least Performing  an indication of the future performance of the Reference Assets over the term of the notes. Conflict of Interest—We and our affiliates play a variety of roles in connection with   the notes, including acting as calculation agent and as a market‐maker for the notes. In each of these roles, our and our affiliates’ economic interests may be adverse to your interests as an investor in the notes. Lack of Liquidity—The notes will not be listed on any securities exchange. There Reference Asset on the Final Valuation Date—Each Final Value and Reference Asset Return will be based solely on the Closing Value of the respective Reference Asset on the Final Valuation Date. Therefore, if the value of any Reference Asset drops on or before the Final Valuation Date, your Payment at Maturity may be significantly less than it would have been had it been linked to the value(s) of such Reference Asset at any time prior to such drop. Return Linked Only to Least Performing Reference Asset—Your return on the  may be no secondary market for the notes or, if there is a secondary market, there may be insufficient liquidity to allow you to sell the notes easily. Tax Treatment—Significant aspects of the tax treatment of the notes are   uncertain. You should consult your tax advisor about your tax situation. notes will be determined based solely on the performance of the Least Performing Reference Asset, regardless of the performance of the other Reference Asset. In addition to the summary risks and characteristics of the notes discussed under the headings above, you should carefully consider the risks discussed under the heading “Selected Risk Considerations” in the accompanying Pricing Supplement and under the heading “Risk Factors” in the accompanying prospectus supplement. Other Information This fact sheet is a general summary of the terms and conditions of this offering of notes. The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for this offering of notes. Before you invest, you should read carefully the full description of the terms and conditions of, and risks associated with investing in, the notes contained in the Pricing Supplement as well as the information contained in the accompanying index supplement, prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement. The Pricing Supplement, as filed with the SEC, is available at the following hyperlink: https://www.creativeservices.barclays/docs/200007927/06747P5V7.pdf You may access the index supplement, prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement by clicking on the respective hyperlink for each document included in the Pricing Supplement under the heading “Additional Documents Related To The Offering Of The Notes,” or by requesting such documents from the Issuer or any underwriter or dealer participating in this offering. We strongly advise you to carefully read these documents before investing in the notes. You may revoke your offer to purchase the notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to the Initial Valuation Date. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase of the notes. You may choose to reject such changes, in which case we may reject your offer to purchase the notes. Dual Directional Notes